Exhibit (b)(4)(a)(2)

The Northwestern Mutual Life Insurance Company agrees to pay the benefits provided in this Contract (the “Contract”),

subject to its terms and conditions.

Signed at Milwaukee, Wisconsin on the Issue Date.

President and CEO	Secretary

FLEXIBLE PAYMENT VARIABLE ANNUITY - ACCOUNT C

Net Purchase Payments accumulated in a Separate Account, assets of which are invested in shares of one or more mutual funds.

Contract benefits payable in one sum or as variable or guaranteed monthly income.

Variable Payment Plan benefits described in Section 11.

Participating.

AMOUNTS ALLOCATED TO THE SEPARATE ACCOUNT DIVISIONS AND VARIABLE PAYMENTS PROVIDED BY THIS CONTRACT ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT BUT ARE VARIABLE AND MAY INCREASE OR DECREASE TO REFLECT THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT.

Right To Return Contract. Please read this Contract carefully. The Owner may return the Contract for any reason within ten days after receiving it. Return of the Contract is effective on the date written notice of the return is delivered, mailed or sent by telegram to either The Northwestern Mutual Life Insurance Company, 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 or the agent who sold the Contract. If returned, the Contract will be cancelled and the Company will refund the sum of (a) the difference between the Purchase Payments paid and the amounts, if any, allocated to the Separate Account plus (b) the value of the Accumulation Units of the Separate Account on the effective date of return.

CONTRACT NUMBER	00 000 000

PRIMARY ANNUITANT	John J. Doe

ISSUE DATE	November 30, 2006

RR.V.C.NE. (1106)

TABLE OF CONTENTS

SCHEDULE	3
• CONTRACT INFORMATION	3
• SEPARATE ACCOUNT
• CHARGES AND FEES	4
• MINIMUM PURCHASE PAYMENTS, ACCUMULATION VALUE, PAYMENT PLANS	4

SECTION 1. GENERAL TERMS AND DEFINITIONS	5

SECTION 2. SEPARATE ACCOUNT	6

• Section 2.1 Separate Account	6
• Section 2.2 Account Divisions	6
• Section 2.3 Funds and Portfolios	6
• Section 2.4 Accumulation Units	7
• Section 2.5 Net Investment Factor	7

SECTION 3. RESERVED	7

SECTION 4. PURCHASE PAYMENTS, TRANSFERS, WITHDRAWALS	8

• Section 4.1 Payment of Purchase Payments	8
• Section 4.2 Application of Purchase Payments	8
• Section 4.3 Selection of Divisions for Purchase Payments	8
• Section 4.4 Transfer of Accumulation Value	8
• Section 4.5 Withdrawals and Full Surrender	9
• Section 4.6 Effective Date	9
• Section 4.7 Processing Requirements	9

SECTION 5. BENEFITS	9

• Section 5.1 Maturity Benefit	9
• Section 5.2 Death Benefit if Annuitant is an Owner	10
• Section 5.3 Death Benefit if Annuitant is not an Owner	10

SECTION 6. BENEFICIARIES AND CONTINGENT ANNUITANTS	11

• Section 6.1 Naming and Changing of Beneficiaries	11
• Section 6.2 Succession in Interest of Beneficiaries	11
• Section 6.3 Trustee as Beneficiary	11
• Section 6.4 General	11
• Section 6.5 Naming and Changing a Contingent Annuitant	12

SECTION 7. CHARGES AND FEES	12

• Section 7.1 Premium Taxes	12
• Section 7.2 Contract Fee	12

SECTION 8. OWNERSHIP	13

• Section 8.1 The Owner	13
• Section 8.2 Transfer of Ownership	13
• Section 8.3 Naming and Changing a Successor Owner	13
• Section 8.4 Collateral Assignment	13
• Section 8.5 Voting Rights and Reports to Owners	13

RR.V.C.NE. (1106)

SECTION 9. THE CONTRACT	14

• Section 9.1 Guarantees	14
• Section 9.2 Valuation of Separate Account Assets	14
• Section 9.3 Determination of Separate Account Values	14
• Section 9.4 Deferment of Benefit Payments	14
• Section 9.5 Dividends	14
• Section 9.6 Incontestability	14
• Section 9.7 Misstatements	15
• Section 9.8 Entire Contract; Changes	15
• Section 9.9 Termination of Contract	15

SECTION 10. PAYMENT OF CONTRACT BENEFITS	15

• Section 10.1 Payment of Benefits	15
• Section 10.2 Death Benefit	15
• Section 10.3 Effective Date for Payment Plan	16
• Section 10.4 Payment Plan Elections	16

SECTION 11. PAYMENT PLANS	16

• Section 11.1 Description of Payment Plans	16
• Section 11.2 Allocation of Benefits
• Section 11.3 Annuity Units under Variable Payment Plans
• Section 11.4 Payments under Variable Payment Plans
• Section 11.5 Transfers Involving Variable Payment Plans
• Section 11.6 Withdrawal under Payment Plans
• Section 11.7 Naming and Changing of Beneficiaries under Payment Plans
• Section 11.8 Succession in Interest of Beneficiaries under Payment Plans
• Section 11.9 Payment Plan Rates	19

ADDITIONAL BENEFITS (if any)

AMENDMENTS (if any)

APPLICATION

RR.V.C.NE. (1106)

SCHEDULE

CONTRACT INFORMATION

CONTRACT NUMBER	[00 000 000]

PLAN	Flexible Payment Variable Annuity

ADDITIONAL BENEFITS	Enhanced Death Benefit

TAX REPORTING CATEGORY	[Personal Annuity]
PRIMARY ANNUITANT	[John J. Doe]
AGE AND SEX	[35 Male]
OWNER	[John J. Doe, the Annuitant]

ISSUE DATE	[November 30, 2006]
CONTRACT ANNIVERSARY	[November 30, 2007 and each November 30th thereafter]

MATURITY DATE	[November 30, 2069]

DIRECT BENEFICIARY	[Jane K. Doe, Wife of the Annuitant]

CONTINGENT BENEFICIARY	[John J. Doe, Jr., Son of the Annuitant]

SEPARATE ACCOUNT

On the Issue Date, Purchase Payments and Contract values may be allocated among the following Divisions of Separate Account C. Available Separate Account Divisions are subject to change. See Section 2.1. and 2.2.

Select Bond Division

Franklin Templeton International Equity Division

Money Market Division

Balanced Division

Index 500 Stock Division

Aggressive Growth Stock Division

High Yield Bond Division

Growth Stock Division

Large Cap Core Stock Division

Index 400 Stock Division

Small Cap Growth Stock Division

Russell Multi-Style Equity Division

Russell Aggressive Equity Division

Russell Non-US Division

Russell Real Estate Securities Division

Russell Core Bond Division

Asset Allocation Division

International Growth Stock Division

CONTINUED ON PAGE 3-1

RR.V.C.NE. (1106)	Page 3

CONTRACT NUMBER                    00 000 000

CONTINUED FROM PAGE 3

T. Rowe Price Small Cap Value Division

Capital Guardian Domestic Equity Division

AllianceBernstein Mid Cap Value Division

Janus Capital Appreciation Division

T. Rowe Price Equity Income Division

Fidelity VIP Mid Cap Division

RR.V.C.NE. (1106)	Page 3-1

CONTRACT NUMBER                    00 000 000

CHARGES AND FEES

DEDUCTION FROM PURCHASE PAYMENTS:

PREMIUM TAX (See Section 7.1) :

For the first Contract Year, Premium Taxes are not deducted from Purchase Payments. After the first Contract Year, the Company may deduct Premium Taxes from Purchase Payments received or benefits paid.

ANNUAL MORTALITY AND EXPENSE RISK CHARGE (See Section 2.3):

0.35% at Issue; 0.75% Maximum

ANNUAL CONTRACT FEE (See Section 7.2):

$30 charged on the Contract anniversary. The Contract fee will be waived if the Accumulation Value of the Contract equals or exceeds $25,000 on the Contract anniversary.

ENHANCED DEATH BENEFIT CHARGE:

[0.10%] of the Enhanced Death Benefit on each Contract anniversary.

TRANSFER FEE (See Sections 4.4 and 11.5): [$25]

MINIMUM PURCHASE PAYMENTS, ACCUMULATION VALUE, PAYMENT PLANS

MINIMUM PURCHASE PAYMENT (See Section 4.1): $25

MINIMUM ACCUMULATION VALUE (See Sections 5.2 and 9.9) : $2,000

MINIMUM PAYMENT UNDER PAYMENT PLAN (See Sections 9.9 and 10.1) : $50 Monthly Income.

RR.V.C.NE. (1106)	Page 4

SECTION 1. GENERAL TERMS AND DEFINITIONS

ACCUMULATION UNIT. A unit of measure used to determine the value of the interest of this Contract in the Separate Account prior to the date on which amounts are placed under a payment plan.

ACCUMULATION VALUE. The Accumulation Value of a Separate Account Division is the total value of all Accumulation Units in that Division. The Accumulation Value of the Contract is the sum of the Accumulation Values of all Separate Account Divisions.

ANNUITANT. The Primary Annuitant and, upon the death of the Primary Annuitant, the Contingent Annuitant.

ANNUITY UNIT. A unit of measure used to determine the amount of variable payments under a variable payment plan and the value of the interest of a variable payment plan in the Separate Account.

BENEFICIARIES. The term “Beneficiaries” as used in this Contract includes direct beneficiaries, contingent beneficiaries and further payees.

BUSINESS DAY. Any day on which the New York Stock Exchange is open for trading.

COMPANY. The Northwestern Mutual Life Insurance Company.

CONTINGENT ANNUITANT. The person who becomes the Annuitant upon the death of an Annuitant.

CONTRACT FEE. An annual charge for administration expenses made on each Contract anniversary prior to the Maturity Date.

CONTRACT YEAR. The first Contract Year is the period of time ending on the first Contract anniversary. Subsequent Contract Years are the annual periods between Contract anniversaries.

DIVISION. A component of the Separate Account to which the Owner may allocate Net Purchase Payments and Contract values.

FUND. Each Fund is registered under the lnvestment Company Act of 1940 as an open-end management investment company or as a unit investment trust, or is not required to be registered under the Act. The Fund offers series of its shares, designated as “Portfolios,” for investment by the Separate Account under the Contract.

GENERAL ACCOUNT. All of the assets of the Company, other than those allocated to the Separate Account and any other separate account that may be established by the Company from time to time. The Company has complete ownership and control of the assets in its General Account.

HOME OFFICE. The office of The Northwestern Mutual Life Insurance Company located at 720 East Wisconsin Avenue, Milwaukee, WI 53202.

ISSUE DATE. The date this Contract is issued and becomes effective.

MATURITY DATE. The date upon which Contract benefits will become payable.

NET PURCHASE PAYMENT. A Purchase Payment less applicable Premium Taxes.

OWNER. The person possessing the ownership rights stated in this Contract.

PORTFOLIO. A series of a Fund in which assets of the Separate Account allocated to a particular Division are invested.

PREMIUM TAX. A tax imposed by a governmental entity when Purchase Payments are received or benefits are paid.

PRIMARY ANNUITANT. The person upon whose life this Contract is initially issued.

PURCHASE PAYMENT. A payment made by or on behalf of the Owner with respect to this Contract.

RR.V.C.NE. (1106)	5

SEPARATE ACCOUNT. NML Variable Annuity Account C. The Separate Account consists of assets set aside by the Company, the investment performance of which is kept separate from that of the general assets and all other separate account assets of the Company.

SUCCESSOR OWNER. The person designated to become the Owner upon the death of the Owner, provided the Owner was not the Annuitant at the time of the Owner’s death.

TRANSFER FEE. A deduction that is made from the amount transferred between Separate Account Divisions.

VALUATION DATE. Any day on which the assets of the Separate Account are valued. Assets are valued as of the close of trading on the New York Stock Exchange for each day the Exchange is open.

SECTION 2. SEPARATE ACCOUNT

2.1	SEPARATE ACCOUNT

The Separate Account is registered with the Securities and Exchange Commission (“SEC”) as a unit investment trust under the lnvestment Company Act of 1940. Unless required by law, the investment policy of the Separate Account may not be changed without the Company’s consent and subject to any required regulatory approval.

The Company is the legal owner of the assets held in the Separate Account, but the Separate Account is legally segregated, meaning that its assets are kept separate from assets held in other separate accounts and from assets held in the Company’s General Account. Assets will be allocated to the Separate Account to support the operation of this Contract and certain other variable annuity contracts. Assets may also be allocated to the Separate Account as may be deemed necessary and appropriate for operation of the Separate Account or in connection with permitted investments and to meet any applicable minimum capital requirements under applicable federal or state law, but not to support the operation of any contracts or insurance policies, other than variable annuity contracts. Income and realized and unrealized gains and losses from assets in the Separate Account are credited to or charged against it without regard to other income, gains or losses of the Company. The portion of these assets that equals the reserves and other liabilities of the contracts supported by the Separate Account will not be charged with liabilities arising out of any other business the Company may conduct. The Company reserves the right to transfer assets of the Separate Account in excess of these reserves and liabilities to its General Account. The Company also reserves the right to transfer assets of the Separate Account that it determines to be associated with the class of contracts to which this Contract belongs to another separate account. If this type of transfer is made, the term “Separate Account” as used in this Contract will mean the separate account to which the assets are transferred.

When permitted by law and subject to any approvals that may be required by regulatory authorities, the Company reserves the right to:

•	Operate the Separate Account or a Division as either a unit investment trust or a management company under the lnvestment Company Act of 1940, or in any other form allowed by law, if deemed by the Company to be in the best interest of Contract Owners.

•	Register or deregister the Separate Account under the Investment Company Act of 1940 or change its classification under that Act.

•	Create new separate accounts.

•	Combine the Separate Account with any other separate account.

•	Transfer the assets and liabilities of the Separate Account to another separate account.

•	Add, delete or make substitutions for the securities and other assets that are held or purchased by the Separate Account.

•	Terminate and/or liquidate the Separate Account.

•	Restrict or eliminate any voting rights of Contract Owners or other persons who have voting rights as to the Separate Account.

•	Make any changes to the Separate Account to conform with, or required by any change in, federal tax law, the lnvestment Company Act of 1940 and regulations promulgated thereunder, or any other applicable federal or state laws.

2.2	ACCOUNT DIVISIONS

The Separate Account is divided into Divisions. Assets of each Division are invested in shares of a corresponding Portfolio that the Company makes available under the Contract. Shares are purchased for the Separate Account at the net asset value of the applicable Portfolio. The Divisions available on the Issue Date are listed on page 3. The Company may add new Divisions to the Separate Account. When permitted by law and subject to any approvals

RR.V.C.NE. (1106)	6

that may be required by regulatory authorities, the Company reserves the right to make such Divisions available to any class or series of variable annuity contracts as it deems appropriate, eliminate or combine any Divisions and transfer the assets of one or more Divisions to any other Division.

2.3	FUNDS AND PORTFOLIOS

The Company may make new Portfolios or Funds available for investment of Separate Account assets. When permitted by law and subject to any approvals that may be required by regulatory authorities, the Company reserves the right to eliminate a Portfolio or fund and to substitute another Portfolio or Fund if the shares of the Portfolio or Fund are no longer available for investment or, in its judgment, further investment in the Portfolio or Fund is no longer appropriate in view of the purpose of the Separate Account. A Portfolio or Fund may no longer be appropriate due to a change in laws or regulations, a change in the Portfolio s or Fund’s investment, administrative or other policies, or for some other reason.

In the event of a substitution or change, the Company may make appropriate endorsement of this and other variable annuity contracts supported by the Separate Account and take other actions as may be necessary to effect the substitution or change.

2.4	ACCUMULATION UNITS

The interest of this Contract in the Separate Account, prior to the date on which amounts become payable under a payment plan, is represented by Accumulation Units. The dollar value of Accumulation Units for each Division will increase or decrease to reflect the investment experience of the Division. The value of an Accumulation Unit on any Valuation Date is the product of:

•	the value on the immediately preceding Valuation Date; and

•	the Net Investment Factor for the period from the immediately preceding Valuation Date up to and including the current Valuation Date (the current period).

2.5	NET INVESTMENT FACTOR

For each Division of the Separate Account the Net lnvestment Factor for the current period is one plus the net investment rate for that Division. The net investment rate for the current period is equal to the gross investment rate for the Division reduced on each Valuation Date by a Mortality and Expense Risk Charge. The charge for these risks on the Issue Date is shown on page 4. The Company may increase or decrease the charge after the lssue Date, but the Company may not increase the charges to exceed the maximum charges shown on page 4.

The gross investment rate for the current period for each Division is equal to a. divided by b. where:

a.	is:

•	the investment income of the Division for the current period; plus

•	capital gains for the period, whether realized or unrealized, on the assets of the Division; less

•	capital losses for the period, whether realized or unrealized, on the assets of the Division; less

•	deduction for any tax liability paid or reserved for by the Company resulting from the maintenance or operation of the Division; and less

•	any reasonable expenses paid or reserved for by the Company which result from a substitution of other securities for shares of the Portfolio(s) as set forth in Section 2.4; and

b.	is the value of the assets in the Division on the immediately preceding Valuation Date.

The gross investment rate may be positive or negative. The deduction for any tax liability may be charged proportionately against those contracts to which the liability is attributable by a reduction in the gross investment rate for those contracts.

RR.V.C.NE. (1106)	7

SECTION 3. RESERVED

SECTION 4. PURCHASE PAYMENTS, TRANSFERS, WITHDRAWALS

4.1	PAYMENT OF PURCHASE PAYMENTS

All Purchase Payments are payable at the Home Office or to an authorized agent. A receipt signed by an officer of the Company will be furnished on request.

Purchase Payments may be made at any time prior to the death of an Owner and prior to the Maturity Date. Purchase Payments may be made after the death of an Owner only if the new Owner of the Contract is the surviving spouse of the deceased Owner. The Owner may vary the amount of Purchase Payments, but no Purchase Payment may be less than the Minimum Purchase Payment shown on page 4. Total Purchase Payments may not exceed $5,000,000 without the consent of the Company.

4.2	APPLICATION OF PURCHASE PAYMENTS

Net Purchase Payments will be applied to provide Accumulation Units in one or more Divisions in accordance with allocation instructions provided by the Owner. Accumulation Units are credited as of the effective date of the Net Purchase Payment.

The number of Accumulation Units will be determined by dividing the Net Purchase Payment by the value of an Accumulation Unit on the effective date. This number of Accumulation Units will not be changed by any subsequent change in the dollar value of Accumulation Units.

4.3	SELECTION OF DIVISIONS FOR PURCHASE PAYMENTS

The Owner may change the allocation of Net Purchase Payments among the Divisions by written notice to the Company. Net Purchase Payments received at the Home office on or after the date on which notice is received will be applied to the designated Divisions on the basis of the new allocation.

4.4	TRANSFER OF ACCUMULATION VALUE

Before the Maturity Date the Owner may, on request satisfactory to the Company, transfer amounts from one Division to another.

For transfers among the Divisions, the number of Accumulation Units to be applied or deducted will be adjusted to reflect the respective value of the Accumulation Units in each of the Divisions on the date the transfer is effective.

A Transfer Fee may be deducted from the amount transferred. The maximum amount of the Transfer Fee is shown on page 4. The minimum amount that may be transferred is the lesser of $100 or the entire Accumulation Value of the Division from which the transfer is being made. In addition, certain of the Portfolios in which the Divisions invest may impose redemption fees. These fees are described in the Fund prospectuses, and will be deducted from the amount transferred. Any Portfolio redemption fees that you are charged are paid to and retained by the Portfolio, and not the Company.

A transfer request is subject to limitation or modification if the Company determines that the transfer would be to the disadvantage of other contract owners with interests in the Divisions or if required by applicable laws or regulations. Neither the Company nor its agents shall be liable for any loss resulting from transfer requests that are rejected, modified or delayed as a result of such a determination. The limitation or modification may be applied to transfers to and/or from the Separate Account Divisions and could include but not be limited to:

•	limiting the number of transfers allowed in a Contract Year;

•	the requirement of a minimum time period between each transfer;

•	limiting the dollar amount that may be transferred between or among the Separate Account Divisions in any one day;

•	requiring that a transfer request be submitted in a particular form and/or by a specific process.

The Company reserves the right to modify or eliminate any transfer request process (including without limitation transfer requests via the Internet, via facsimile, or by telephone) for some or all contract owners as the Company deems appropriate.

RR.V.C.NE. (1106)	8

4.5	WITHDRAWALS AND FULL SURRENDER

Before the Maturity Date the Owner may, on request satisfactory to the Company, withdraw all or a portion of the Accumulation Value of the Contract. The Company may require that the Minimum Accumulation Value shown on page 4 remain after a partial withdrawal. Withdrawal of the entire value of the Contract constitutes a full surrender, and receipt of the Contract at the Home Office will terminate this Contract. Receipt of the Contract may be waived by the Company.

The cash value of the amount withdrawn will be the Accumulation Value withdrawn determined as of the date the withdrawal is effective.

The term “withdrawal amounts” as used in this Contract includes amounts paid as full surrenders and withdrawals of a portion of the Accumulation Value of the Contract.

4.6	EFFECTIVE DATE

The effective date of the initial Purchase Payment is the date the initial Purchase Payment is applied under the Contract. The initial Purchase Payment shall be applied no later than two Business Days after the Valuation Date on which the initial Purchase Payment has been received at the Home Office if a properly completed annuity application has also been received at the Home office.

If the application is incomplete and is not properly completed within five Business Days after receipt of the initial Purchase Payment, the initial Purchase Payment shall be returned, unless the applicant specifically consents to the Company retaining the Purchase Payment until the applicable is made complete.

The effective date of a subsequent Purchase Payment, transfer or withdrawal is the Valuation Date on which the subsequent Purchase Payment or the request for transfer or withdrawal is received at the Home Office.

The Valuation Date referred to in this section shall mean the following Valuation Date if the Purchase Payment, request for transfer or withdrawal is received at the Home Office on a Valuation Date after the close of trading on the New York Stock Exchange.

The Company may reject any application or Purchase Payment for any reason permitted by law. The Company may also be required to provide additional information about an applicant, Owner and an Owner’s account to government regulators.

4.7	PROCESSING REQUIREMENTS

On the effective date, the Company will process Purchase Payments and requested transfers or withdrawals received in the Home Office in good order. Good order means complete and accurate instructions are provided by the Owner in accordance with the Company’s then current procedures.

The Company also reserves the right to require a Contract Owner or other persons providing a signature in connection with a disbursement of proceeds or a change in ownership or beneficial rights under this Contract to provide a signature guarantee, unless expressly prohibited by applicable law, whenever required by the Company’s then-effective procedures.

SECTION 5. BENEFITS

5.1	MATURITY BENEFIT

If the Annuitant is living on the Maturity Date shown on page 3, the Company will pay a monthly income under a payment plan chosen by the Owner.

The amount of the monthly income paid as the maturity benefit will depend on the payment plan chosen (see Section 11) and the maturity value. The maturity value of this Contract will be the Accumulation Value of the Contract on the effective date of the maturity benefit, less any applicable Withdrawal Charge (see Section 7.4). The maturity benefit will be effective on the Maturity Date. However, if the New York Stock Exchange is closed on the Maturity Date, the effective date will be the Valuation Date next preceding the Maturity Date.

If no payment plan is chosen at the time a monthly income becomes payable, payments will be made under the variable payment form of Life Income Plan (Option C), with installments certain for ten years, as described in Section 11.1.

RR.V.C.NE. (1106)	9

5.2	DEATH BENEFIT IF ANNUITANT IS AN OWNER

If the Annuitant is an Owner, the beneficiary becomes entitled to the Death Benefit upon receipt at the Home Office of satisfactory proof of the death of the Annuitant before the Maturity Date. The Death Benefit will be the Accumulation Value of the Contract determined on the effective date. The effective date is the date on which proof of death is received at the Home Office. However, the effective date will be the next following Valuation Date if the proof of death is received at the Home Office on a Valuation Date after the close of trading on the New York Stock Exchange.

If the beneficiary becomes entitled to the Death Benefit due to the death of the Primary Annuitant prior to the Primary Annuitant’s 75th birthday, the Death Benefit will not be less than:

•	total Purchase Payments paid under the Contract; less

•	an adjustment for every withdrawal made under Section 4.5. The adjustment for each withdrawal equals (a) times (b), where:

(a)	= the amount withdrawn from the Accumulation Value divided by the Accumulation Value immediately before the withdrawal; and

(b)	= total Purchase Payments paid under the Contract prior to the withdrawal less all adjustments for prior withdrawals.

As of the effective date, the Accumulation Value of the Contract will be set at an amount equal to the Death Benefit. Unless a payment plan was elected by the Owner, the beneficiary automatically becomes the Owner and Annuitant of the Contract. However, if the beneficiary is not a natural person and no payment plan was elected by the Owner, the beneficiary may select a natural person to be the Annuitant. If a natural person is not selected to be the Annuitant within 60 days of the date on which proof of death of the Annuitant is received at the Home Office, the Accumulation Value will be distributed to the beneficiary.

If a beneficiary becomes entitled to the Death Benefit in an amount less than the Minimum Accumulation Value shown on page 4, the Accumulation Value will be distributed to the beneficiary.

The cash value of any amount distributed will be the Accumulation Value withdrawn as of the date of withdrawal as determined in Section 4.6.

5.3	DEATH BENEFIT IF ANNUITANT IS NOT AN OWNER

If the Annuitant is not an Owner, upon the death of the Annuitant the Contract continues with the Contingent Annuitant (Section 6.5) as the new Annuitant. The Death Benefit will be the Accumulation Value of the Contract determined on the effective date. The effective date is the date on which proof of death is received at the Home Office. However, the effective date will be the next following Valuation Date if the proof of death is received at the Home Office on a Valuation Date after the close of trading on the New York Stock Exchange.

If the Primary Annuitant dies prior to the Primary Annuitant’s 75th birthday, the Death Benefit will not be less than:

•	total Purchase Payments paid under the Contract; less

•	an adjustment for every withdrawal made under Section 4.5. The adjustment for each withdrawal equals (a) times (b), where:

(a)	= the amount withdrawn from the Accumulation Value divided by the Accumulation Value immediately before the withdrawal; and

(b)	= total Purchase Payments paid under the Contract prior to the withdrawal less all adjustments for prior withdrawals.

As of the effective date, the Accumulation Value of the Contract will be set at an amount equal to the Death Benefit.

RR.V.C.NE. (1106)	10

SECTION 6. BENEFICIARIES AND CONTINGENT ANNUITANTS

6.1	NAMING AND CHANGING OF BENEFICIARIES

For Maturity Benefits or Withdrawals by Owner. The Owner may name and change the beneficiaries of maturity benefits or withdrawal amounts before the Maturity Date. If no beneficiary is named by the Owner, the Owner will be the direct beneficiary.

For Death Benefits by Owner. The Owner may name and change the beneficiaries of the Death Benefits while the Annuitant is living. If no such beneficiary is named by the Owner, the Owner or the Owner’s estate will be the direct beneficiary.

For Maturity or Death Benefits or Withdrawal Amounts by Spouse (Marital Deduction Provision).

•	Power to Appoint. The spouse of the Annuitant will have the power alone and in all events to appoint all amounts payable to the spouse under the Contract if:

a.	just before the Annuitant’s death, the Annuitant was the Owner; and

b.	the spouse is a direct beneficiary; and

c.	the spouse survives the Annuitant.

•	To Whom Spouse Can Appoint. Under this power, the spouse can appoint:

a.	to the estate of the spouse; or

b.	to any other person.

•	Effect of Exercise. As to the amounts appointed, the exercise of this power will:

a.	revoke any other designation of beneficiaries;

b.	revoke any election of payment plan as it applies to them; and

c.	cause any provision to the contrary in Section 6 or 10 of this Contract to be of no effect.

Effective Date. A naming or changing of a beneficiary will be effective on receipt at the Home Office of a written request that is acceptable to the Company. The request will then take effect as of the date that it was signed. The Company is not responsible for any payment or other action that is taken by it before the receipt of the request. The Company may require that the Contract be sent to it to be endorsed to show the naming or change.

6.2	SUCCESSION IN INTEREST OF BENEFICIARIES

The rights and benefits that a beneficiary becomes entitled to under the Contract are shared equally among all surviving direct beneficiaries, if any, otherwise equally among all surviving contingent beneficiaries, if any, otherwise to the Owner or the Owner’s Estate.

6.3	TRUSTEE AS BENEFICIARY

If a trustee is named as a beneficiary and no qualified trustee makes claim to the proceeds, or to the present value of any unpaid payments under a payment plan, within one year after payment becomes due to the trustee, or if satisfactory evidence is furnished to the Company within that year showing that no trustee can qualify to receive payment, payment will be made as though the trustee had not been named.

The Company will be fully discharged of liability for any action taken by the trustee and for all amounts paid to, or at the direction of, the trustee and will have no obligation as to the use of the amounts. In all dealings with the trustee the Company will be fully protected against the claims of every other person. The Company will not be charged with notice of a change of trustee unless written evidence of the change is received at the Home Office.

6.4	GENERAL

Transfer of Ownership. A transfer of ownership of itself will not change the interest of a beneficiary.

Claims of Creditors. So far as allowed by law, no amount payable under this Contract will be subject to the claims of creditors of a beneficiary.

RR.V.C.NE. (1106)	11

6.5	NAMING AND CHANGING A CONTINGENT ANNUITANT

The Owner may name and change a Contingent Annuitant while the Annuitant is living.

If the Annuitant was not the Owner immediately prior to the Annuitant’s death, the Owner may name and change a Contingent Annuitant during the first 60 days after the date on which proof of death of the Annuitant is received at the Home Office. A change made during this 60 days cannot be revoked. If no one is named as Contingent Annuitant by the end of the 60 day time period, the Company will pay the Accumulation Value to the Owner. The cash value of any amount distributed will be the Accumulation Value withdrawn as of the date of withdrawal as determined in Section 4.6.

A naming or changing of a Contingent Annuitant will be effective on receipt at the Home Office of a written request that is acceptable to the Company.

SECTION 7. CHARGES AND FEES

7.1	PREMIUM TAXES

The Company may deduct Premium Taxes incurred from Purchase Payments received.

7.2	CONTRACT FEE

On each Contract anniversary prior to the Maturity Date, a Contract Fee will be charged for administrative expenses. The amount of the Contract Fee is shown on page 4. The Contract Fee will be deducted from the Divisions in proportion to their respective Accumulation Values.

The effective date of the Contract Fee will be the Contract anniversary. However, if the New York Stock Exchange is closed on the Contract anniversary, the effective date will be the next following Valuation Date.

RR.V.C.NE. (1106)	12

SECTION 8. OWNERSHIP

8.1	THE OWNER

The Owner is named on page 3. All Contract rights may be exercised by the Owner, the Owner’s successor, or the Owner’s transferee without the consent of any beneficiary.

Federal law requires specific personal information to be obtained and recorded to allow verification of the identity of the Owner, and any Owner successor or transferee. If requested information is not provided, the Company may be unable to issue the Contract or re-register the Contract in the name of the Owner’s successor or transferee. In addition, if the Company is unable to verify the Owner’s identity after the Contract is issued, the Company reserves the right to cancel the Contract and/or reject or delay the processing of any Purchase Payment or transfer request or take other steps as they deem reasonable. The Company is not responsible for any resulting loss due to a Contract not being issued or cancelled or a Purchase Payment or transfer request being rejected or subject to a processing delay.

The Company reserves the right to provide to a Fund information about owners of variable annuity contracts supported by the Separate Account and their trading activities involving the Fund’s Portfolios that the Company deems necessary to (1) deter fraud or violations of operating rules of the Company or the Fund and (2) as required to comply with applicable state or federal law.

If the Contract has more than one Owner, Contract rights may be exercised only by authorization of all Owners. Upon the death of an Owner, ownership rights of all Owners terminate if the deceased Owner was the Annuitant.

8.2	TRANSFER OF OWNERSHIP

The Owner may transfer the ownership of this Contract. Written proof of transfer satisfactory to the Company must be received at its Home office. The transfer will then take effect as of the date it was signed. The Company may require that the Contract be sent to it for endorsement to show the transfer. The Company will not be responsible to a transferee Owner for any Payment or other action taken by the Company before receipt of the proof of transfer at its Home Office.

8.3	NAMING AND CHANGING A SUCCESSOR OWNER

An Owner may name and change a Successor Owner. Naming or changing a Successor Owner will be effective on receipt at the Home Office of a written request for such change that is acceptable to the Company. A Successor Owner succeeds to the interests of an Owner only if the Owner was not the Annuitant at the time of the Owner’s death.

8.4	COLLATERAL ASSIGNMENT

The Owner may assign this Contract as collateral security. The Company is not responsible for the validity or effect of a collateral assignment. The Company will not be responsible to an assignee for any payment or other action taken by the Company before receipt of the assignment in writing at its Home Office.

The interest of any beneficiary will be subject to any collateral assignment made either before or after the beneficiary is named.

A collateral assignee is not an Owner. A collateral assignment is not a transfer of ownership. Ownership can be transferred only by complying with Section 8.2.

8.5	VOTING RIGHTS AND REPORTS TO OWNERS

As long as the Separate Account continues to be registered as a unit investment trust under the Investment Company Act of 1940 and the assets of the Separate Account are invested in shares of a Portfolio, the Company will vote shares held by the Separate Account in accordance with the instructions received from the Owners of Accumulation Units or, after payments have commenced under a variable payment plan, from the beneficiaries receiving payments under those payment plans. Each Owner or beneficiary will receive:

•	periodic reports relating to the Portfolio;

•	proxy material;

•	a form with which to give voting instructions; and

•	information regarding the proportion of shares of each Portfolio held in the Separate Account corresponding either to the Accumulation Units credited to this Contract or the number of shares held in the Separate Account representing the Company’s actuarial liability under the variable payment plan.

At least once each Contract Year, the Company will also send to the Owner or beneficiary a statement of the Accumulation Values of the Separate Account Divisions, the number of units of each Division credited to the Contract, the dollar value of a unit as of a date not more than two months previous to the date of mailing, and a statement of the investments held by the Separate Account.

RR.V.C.NE. (1106)	13

SECTION 9. THE CONTRACT

9.1	GUARANTEES

The Company guarantees that mortality and expense results will not adversely affect the amount of variable payments.

9.2	VALUATION OF SEPARATE ACCOUNT ASSETS

The value of the shares of each Portfolio held in the Separate Account on each Valuation Date will be the redemption value of the shares on that date. If the right to redeem shares of a Portfolio has been suspended, or payment of the redemption value has been postponed, the shares held in the Separate Account (and Annuity Units) may be valued at fair value as determined in good faith by the Board of Trustees of the Company for the sole purpose of computing annuity payments.

9.3	DETERMINATION OF SEPARATE ACCOUNT VALUES

The method of determination by the Company of the Net lnvestment Factor, and the number and value of Accumulation Units and Annuity Units, will be conclusive upon the Owner, any assignee, the Annuitant, and any beneficiary.

9.4	DEFERMENT OF BENEFIT PAYMENTS

Separate Account Divisions. The Company reserves the right to defer determination of the Contract values of any Division of the Separate Account, or the payment of benefits under a variable payment plan, until after the end of any period during which the right to redeem shares of a Portfolio is suspended, or payment of the redemption value is postponed. Any deferment would be in accordance with the provisions of the Investment Company Act of 1940 by reason of closing of, or restriction of trading on, the New York Stock Exchange, or other emergency, or as otherwise permitted by the Act. In addition, the Company reserves the right to defer payment of Contract values until seven days after the end of any deferment in the determination of Contract values.

9.5	DIVIDENDS

This Contract is eligible to share in the divisible surplus, if any, of the Company, except while payments are being made under a variable payment plan. This divisible surplus is determined each year. This policy’s share, if any, will be credited as a dividend on the Contract anniversary. Any dividend credited prior to the Maturity Date will be applied on the effective date as a Net Purchase Payment unless the Owner elects to have the dividend paid in cash. The effective date of the dividend will be the Contract anniversary. However, if the New York Stock Exchange is closed on the Contract anniversary, the effective date will be the next following Valuation Date.

Decisions concerning the amount and appropriate allocation of divisible surplus are within the sole discretion of the Company’s Board of Trustees. There is no guaranteed method or formula for the determination or allocation of divisible surplus. The Company’s approach is subject to change without notice. There is no guarantee of a divisible surplus. Even if there is a divisible surplus, neither the payment nor the amount of a dividend on this policy is guaranteed.

It is not expected that any dividends will be payable on this Contract.

9.6	INCONTESTABILITY

The Company will not contest this Contract after it has been in force during the lifetime of the Annuitant for two years from the lssue Date. This lssue Date is shown on page 3.

RR.V.C.NE. (1106)	14

9.7	MISSTATEMENTS

If the age of the Annuitant has been misstated, the amount payable will be the amount which the Purchase Payments paid would have purchased at the correct age. If any amounts have been overpaid by the Company due to a misstatement of age, the amount of the overpayment may be deducted from payments to be made by the Company. If any amounts have been underpaid by the Company due to a misstatement of age, the amount of the underpayment will be paid.

9.8	ENTIRE CONTRACT; CHANGES

This Contract is issued in consideration of the application (including any application supplements) and the initial Purchase Payment. This Contract, together with any amendments, endorsements, riders and additional benefits and the attached application, is the entire Contract. Statements in the application are representations and not warranties. This Contract may be changed or interpreted by the Company to maintain compliance with applicable state and federal law, to assure continued qualification of the Contract under federal tax laws, or to reflect a change in the operation of the Separate Account that does not adversely affect the rights of the Contract Owner. A change in the terms of, or a waiver of the Company’s rights under, the Contract is valid only if it is approved in writing by an officer of the Company. The Company may require that the Contract be sent to it for endorsement to show a change or waiver. No agent has the authority to change the Contract or to waive the Company’s rights thereunder.

All payments by the Company under this Contract are payable at its Home Office.

Assets of the Separate Account are owned by the Company and the Company is not a trustee with respect thereto. The Company may from time to time adjust the amount of assets contained in the Separate Account, by periodic withdrawals or additions, to reflect the Contract deductions and the Company’s reserves for this and other similar contracts.

This Contract is subject to the laws of the state in which it is delivered. All benefits are at least as great as those required by that state.

9.9	TERMINATION OF CONTRACT

The Company may terminate the Contract and pay the Owner the Accumulation Value of the Contract and be released of any further obligation if:

•	prior to the Maturity Date no Purchase Payments have been received under the Contract for a period of two full years and each of the following is less than the Minimum Accumulation Value shown on page 4:

a.	the Accumulation Value of the Contract; and

b.	total Purchase Payments paid under the Contract, less any amounts withdrawn under Section 4.5; or

•	on the Maturity Date the Accumulation Value of the Contract is less than the Minimum Accumulation Value shown on page 4 or would provide an initial monthly income which is less than the minimum payment amount shown on page 4.

SECTION 10. PAYMENT OF CONTRACT BENEFITS

10.1	PAYMENT OF BENEFITS

All or part of the Contract benefits may be paid under one or more of the following:

•	a variable payment plan;

•	a fixed payment plan; or

•	in cash.

The provisions and rates for variable and fixed payment plans are described in Section 11. Contract benefits may not be placed under a payment plan unless the plan would provide to each beneficiary an initial monthly income of at least the minimum payment amount shown on page 4.

10.2	DEATH BENEFIT

A beneficiary entitled to the Death Benefit upon the death of an Annuitant may elect to receive the Accumulation Value under a payment plan or in cash provided no payment plan was elected by the Owner. The cash value of any amount distributed will be the Accumulation Value withdrawn as of the date of withdrawal as determined in Section 4.6.

RR.V.C.NE. (1106)	15

10.3	EFFECTIVE DATE FOR PAYMENT PLAN

A payment Plan that is elected for maturity benefits will take effect on the Maturity Date.

If the Annuitant is an Owner, a payment plan that is elected by the Owner for the Death Benefit will take effect on the date proof of death of the Annuitant is received at the Home Office.

In all other cases, a payment plan that is elected will take effect:

•	on the date the election is received at the Home Office; or

•	on a later date, if requested.

10.4	PAYMENT PLAN ELECTIONS

For Death Benefits by Owner. The Owner may elect payment plans for death benefits while the Annuitant is living.

For Maturity Benefits or Withdrawal Amounts. The Owner may elect payment plans for maturity benefits or withdrawal amounts.

Transfer Between Payment Plans. A beneficiary who is receiving payment under a payment plan which includes the right to withdraw may transfer the amount withdrawable to any other payment plan that is available.

SECTION 11. PAYMENT PLANS

11.1	DESCRIPTION OF PAYMENT PLANS

Installment Income for Specified Period (Option B)

The Company will make monthly installment income payments providing for payment of benefits over a specified period of 10 to 30 years during the first five Contract years and over a specified period of 5 to 30 years beginning with the sixth Contract year.

Life Income Plans

•	Single Life Income (Option C). The Company will make monthly payments for the selected certain period, if any, and thereafter during the remaining lifetime of the individual upon whose life income payments depend. The selections available are: (a) no certain period; or (b) a certain period of 10 or 20 years.

•	Joint and Survivor Life Income (Option E). The Company will make monthly payments for a 10-year certain period and thereafter during the joint lifetime of the two individuals upon whose lives income payments depend and continuing during the remaining lifetime of the survivor.

•	Other Selections. The Company may offer other selections under the Life Income Plans.

•	Limitations. A direct or contingent beneficiary who is a natural person may be paid under a Life Income Plan only if the payments depend on that beneficiary’s life. A corporation may be paid under a Life Income Plan only if the payments depend on the life of the Annuitant or, after the death of the Annuitant, on the life of the Annuitant’s spouse or dependent.

These payment plans are available on either a fixed or variable basis. Under a fixed payment plan the payment remains level. Under a variable payment plan the payment will increase or decrease as described in Section 11.4.

11.2	ALLOCATION OF BENEFITS

Upon election of a variable payment plan, the Owner or direct or contingent beneficiary may select the allocation of variable benefits among the Divisions.

If no selection is made, benefits will be allocated in proportion to the Accumulation Value of each Division on the effective date of the variable payment plan.

RR.V.C.NE. (1106)	16

11.9	PAYMENT PLAN RATES

Payment Rate Tables. The guaranteed monthly payment rates for both a fixed payment plan and the first payment under a variable payment plan are shown in the Payment Rate Tables. The tables show rates for the Installment Income Plan for a Specified Period (Option B) and Life Income Plans (Options C and E). Life Income Plan (Option C or E) rates are based on the adjusted age of any individual upon whose life payments depend. The adjusted age is:

•	the age on the birthday that is nearest to the date on which the payment plan takes effect; plus

•	the age adjustment shown below for the number of Contract Years that have elapsed from the Issue Date to the date that the payment plan takes effect. A Dart of a Contract Year is counted as a full year.

CONTRACT YEARS ELAPSED	AGE ADJUSTMENT
1 to 8	0
9 to 16	-1
17 to 24	-2
25 to 32	-3
33 to 40	-4
41 to 48	-5
49 or more	-6

Current Fixed Payment Plan Rates

•	Installment Income for Specified Period (Option B). The Company may offer fixed payment plan rates higher than those guaranteed in this Contract with conditions on withdrawal.

•	Life Income Plans (Option C or E). Payments will be based on rates declared by the Company that will not be less than the rates guaranteed in this Contract. The declared rates will provide at least as much income as would the Company’s rates, on the date that the payment plan takes effect, for a single premium immediate annuity contract.

Alternate Variable Rate Basis. The Company may from time to time publish higher initial rates for variable payment plans under this Contract. These higher rates will not be available to increase payments under payment plans already in effect.

When a variable payment plan is effective on an alternate rate basis, the Daily Adjustment Factor described in Section 11.3 will be determined based on the Assumed Investment Rate used in calculating the alternate payment rate.

RR.V.C.NE. (1106)	17

PAYMENT RATE TABLES

Monthly Income Payments Per $1,000 Benefits

First Payment Under Variable Payment Plan

INSTALLMENT INCOME PLANS (OPTION B)

PERIOD (YEARS)	MONTHLY PAYMENT
Years 1-4
Not Available
5	18.12
6	15.35
7	13.38
8	11.90
9	10.75
10	9.83
11	$9.09
12	8.46
13	7.94
14	7.49
15	7.10
16	6.76
17	6.47
18	6.20
19	5.97
20	5.75
21	5.56
22	5.39
23	5.24
24	5.09
25	4.96
26	4.84
27	4.73
28	4.63
29	4.53
30	4.45

Guaranteed Fixed Payment Plans

INSTALLMENT INCOME PLANS (OPTION B)

PERIOD (YEARS)	MONTHLY PAYMENT
1	$83.52
2	41.87
3	27.98
4	21.04
5	16.87
6	14.09
7	12.11
8	10.62
9	9.47
10	8.54
11	7.78
12	7.15
13	6.62
14	6.16
15	5.76
16	5.42
17	5.11
18	4.84
19	4.60
20	4.38
21	4.18
22	4.00
23	3.83
24	3.68
25	3.54
26	3.42
27	3.30
28	3.19
29	3.09
30	2.99

Fixed income installment rates are based on 0.50% interest.

RR.V.C.NE. (1106)	18

PAYMENT RATE TABLES

Monthly Income Payments Per $1,000 Benefits

First Payment Under Variable Payment Plan

LIFE INCOME PLAN (OPTION C)

SINGLE LIFE MONTHLY PAYMENTS

	CHOSEN PERIOD (YEARS)
ADJUSTED AGE*	ZERO	10	20
55	$4.11	$4.09	$4.01
56	4.18	4.15	4.07
57	4.25	4.22	4.13
58	4.33	4.29	4.18
59	4.40	4.36	4.24
60	4.49	4.45	4.30
61	4.58	4.53	4.37
62	4.68	4.61	4.43
63	4.77	4.71	4.50
64	4.89	4.81	4.57
65	5.01	4.92	4.64
66	5.13	5.03	4.72
67	5.26	5.15	4.78
68	5.41	5.27	4.85
69	5.57	5.40	4.93
70	5.74	5.55	5.00
71	5.92	5.69	5.07
72	6.12	5.84	5.13
73	6.33	6.00	5.20
74	6.55	6.17	5.26
75	6.79	6.35	5.32
76	7.06	6.53	5.37
77	7.34	6.72	5.41
78	7.65	6.90	5.46
79	7.98	7.10	5.50
80	8.34	7.30	5.53
81	8.73	7.49	5.56
82	9.15	7.68	5.59
83	9.60	7.88	5.61
84	10.09	8.07	5.62
85 and over	10.61	8.24	5.63

LIFE INCOME PLAN (OPTION E)

JOINT AND SURVIVOR MONTHLY PAYMENTS (with 10 years certain)

OLDER LIFE ADJUSTED AGE*	YOUNGER LIFE ADJUSTED AGE*
	55	60	65	70	75	80	85 and over
55	$3.75
60	3.83	$4.02
65	3.90	4.13	$4.39
70	3.94	4.22	4.54	$4.89
75	3.98	4.28	4.65	5.10	$5.59
80	4.00	4.32	4.73	5.24	5.86	$6.51
85 and over	4.01	4.34	4.77	5.34	6.04	6.84	$7.58

The amount of the payment for any other combination of ages will be furnished by the Company on request.

Monthly payment rates are based on an Assumed Investment Rate of 3.50% and the 1983 Table a with Projection Scale G. Mortality improvements are projected for 22 years plus the remaining life of the Annuitant.

*	See Section 11.9

RR.V.C.NE. (1106)	19

PAYMENT RATE TABLES

Monthly Income Payments Per $1,000 Benefits

Guaranteed Fixed Payment

LIFE INCOME PLAN (OPTION C)

SINGLE LIFE MONTHLY PAYMENTS

ADJUSTED AGE*	CHOSEN PERIOD (YEARS)
	ZERO	10	20
55	$3.54	$3.52	$3.46
56	3.60	3.58	3.52
57	3.68	3.65	3.57
58	3.75	3.72	3.64
59	3.83	3.81	3.70
60	3.92	3.89	3.77
61	4.01	3.97	3.83
62	4.11	4.06	3.90
63	4.22	4.16	3.98
64	4.32	4.26	4.05
65	4.45	4.37	4.13
66	4.57	4.49	4.21
67	4.71	4.61	4.29
68	4.86	4.74	4.36
69	5.02	4.88	4.44
70	5.19	5.02	4.52
71	5.37	5.17	4.59
72	5.57	5.33	4.66
73	5.78	5.50	4.73
74	6.01	5.67	4.80
75	6.26	5.86	4.86
76	6.52	6.05	4.92
77	6.81	6.24	4.97
78	7.11	6.44	5.02
79	7.45	6.64	5.06
80	7.81	6.84	5.10
81	8.21	7.05	5.13
82	8.63	7.25	5.16
83	9.09	7.46	5.19
84	9.58	7.65	5.21
85 and over	10.12	7.83	5.22

LIFE INCOME PLAN (OPTION E)

JOINT AND SURVIVOR MONTHLY PAYMENTS ( with 10 years certain)

OLDER LIFE ADJUSTED AGE*	YOUNGER LIFE ADJUSTED AGE*
	55	60	65	70	75	80	85 and over
55	$3.17
60	3.26	$3.45
65	3.33	3.57	$3.83
70	3.38	3.66	3.99	$4.34
75	3.42	3.73	4.11	4.56	$5.05
80	3.44	3.77	4.20	4.72	5.34	$5.98
85 and over	3.45	3.80	4.25	4.83	5.55	6.35	$7.08

The amount of the payment for any other combination of ages will be furnished by the Company on request.

Monthly payment rates for Life Income Plans are based on 2.50% and Annuity 2000 Mortality Table with 125% of Projection Scale C. Mortality improvements are projected for 8 years plus the remaining life of the Annuitant.

*	See Section 11.9

RR.V.C.NE. (1106)	20